SCHEDULE 14A
                               (RULE 14a-101)

                          SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                     SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.      )


 Filed by the Registrant {X}

 Filed by a Party other than the Registrant { }

 Check the appropriate box:

 {_}  Preliminary Proxy Statement
      { } Confidential, For Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
 { }  Definitive Proxy Statement
 {X}  Definitive Additional Materials
 {_}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        BIRMINGHAM STEEL CORPORATION
         ---------------------------------------------------------
              (Name of Registrant as specified in its charter)

                        ----------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)


 Payment of Filing Fee (Check the appropriate box):

 {X}  No fee required.

 { } Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)  Proposed maximum aggregate value of transactions:
      (5)  Total fee paid.

 _____
 { }  Fee paid previously with preliminary materials.
 { } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:



                                            CONTACT:     ROY WINNICK
                                                         KEKST AND COMPANY
                                                         212-521-4842


             BIRMINGHAM STEEL SENDS LETTER TO THE UNITED GROUP


BIRMINGHAM, Ala., November 29, 1999 - Birmingham Steel Corporation (NYSE:
BIR) said that the Company's Board of Directors yesterday sent the following letter to the United Group:


                        BIRMINGHAM STEEL CORPORATION


                                                November 28, 1999

The United Company Shareholder Group
1005 Glenway Avenue
Bristol, Virginia   24201

Gentlemen:

              We are writing to reiterate our willingness to meet with representatives of the United Group to discuss all matters and to elaborate upon certain conversations which have recently taken place between representatives of the Board and the United Group.

              During conversations between a member of the Board of Directors and representatives of the United Group, it was suggested that there may be no point in meeting unless the Board were willing to accept two pre-conditions and be prepared to act on them immediately. These pre-conditions are that the Board be prepared to turn over control of the Company to the United Group and to modify the Executive Severance Plan.

              As to the first point, the Board does not believe that it would be appropriate to turn over control. This is a decision which should be made by the shareholders, especially in light of the Board's belief as to the manner in which the interests of our shareholders would be best served.

              The Board of Directors, however, recognizes that some shareholders may desire to effect a change in the Board of Directors and management of the Company. The Board believes that, in advance of any such change (should shareholders wish to implement it), by working together with the United Group, it should be possible to minimize potential consequences which could arise as a result of such a change, including under the Company's outstanding debt facilities. If this is of interest to the United Group, the Board of Directors would be willing to discuss it.

              As to the second point, we believe the Executive Severance Plan is reasonable and well-founded. Moreover, as the United Group presumably is aware, the terms of the Plan provide that any majority change in the Board, even if such a change was part of a settlement of the contest between the Company and the United Group, would constitute a change of control. This is a provision upon which the employees subject to the Plan have relied and, accordingly, may not be changed without their consent.

              The Board's sole focus is to act in the best interests of Birmingham Steel's shareholders. If the United Group is interested in meeting to discuss potential resolutions of the outstanding contest, please let us know.

                                          Sincerely,

                                          The Board of Directors of
                                          Birmingham Steel Corporation


                                     # # #

Birmingham Steel operates in the mini-mill sector of the steel industry and conducts operations at facilities located across the United States. The common stock of Birmingham Steel is traded on the New York Stock Exchange under the symbol "BIR."

                                     # # #